EXHIBIT 11



                   MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                         Period Ended December 31, 1997

                                       Weighted Avg.             Earnings
                                         Number of                 Per
                                       Common Shares      Net    Common
                                        Outstanding     Income    Share     Use
                                       -------------  ---------  --------  ----
QUARTER ENDED DECEMBER 31, 1997:

  Shares outstanding October 1, 1997     14,365,289   $    -     $    -    $  -

  Weighted average shares issued
    during the period (6,643 shares)          4,106         -         -       -

  Net Income                                     -      971,580       -       -
                                         ----------    --------  -------
  Basic earnings per common share        14,369,395    $971,580  $  .068   $ .07


  Effect of outstanding stock
         options (618,948 shares)           342,510          -        -
                                         ----------    --------  -------
Diluted earnings per common share        14,711,905    $971,580   $ .066   $ .07
                                         ==========    ========   ======